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                                                                   Exhibit 2.S


     POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that Paul S. Efron, as Sole Trustee of the Eleventh Automatic Common Exchange Security Trust (the "Trust") does hereby make, constitute and appoint Pamela C. Torres, Michael E. Kaine, Ellis Jacobs, and Jeffrey B. Sahrbeck of 85 Broad Street, New York, New York his true and lawful attorney, to execute and deliver in his name as Sole Trustee of the Trust and on behalf of the Trust, the Registration Statement on Form N-2 and any amendments thereto, any listing application on a securities exchange for the securities issued by the Trust (the "Securities"), the Underwriting Agreement, the cross-receipt underwriters' information letter and any and all other documents pertaining to the establishment of the Trust, the registration of the Securities and the closing of the above-referenced transaction, giving and granting unto said attorney-in-fact full power and authority to act in the premises as fully and to all intents and purposes as the Trust might or could do if personally present by an authorized signatory, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     I hereby acknowledge and declare that the said Pamela C. Torres, Michael
E. Kaine, Ellis Jacobs, and Jeffrey B. Sahrbeck, as attorney-in-fact for Paul
S. Efron, constituted by these presents, are hereby directed and authorized to sign such documents and any other instruments or papers necessary or proper in connection with the exercise of the powers conferred on them by these presents.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents this 6th day of October, 2000.


By: /s/ Paul S. Efron
    -------------------------
    Paul S. Efron
    As Sole Trustee of the Eleventh Automatic Common Exchange Security Trust